Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-148164, 333-132755, and 333-122825) and on Form S-3 (Nos. 333-132882, 333-135169, and 333-140737) of Favrille, Inc. of our reports dated February 26, 2008 with respect to the financial statements of Favrille, Inc. and the effectiveness of internal control over financial reporting of Favrille, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

San Diego, California

February 26, 2008